EXHIBIT 99.1

Royal Gold Reports Third Quarter 2019 Results

DENVER, COLORADO.  MAY 1, 2019:  ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) reports net income of
$28.8 million, or $0.44 per share, on revenue of $109.8 million in its fiscal third quarter ended March 31, 2019 (“third quarter”).

Third Quarter Key Metrics Compared to Prior Year Quarter:

•	Revenue of $109.8 million, a decrease of 5.3%
•	Operating cash flow of $77.4 million, a decrease of 25.9%[1]
•	Volume of 84,200 GEOs[2], a decrease of 3.6%
•	Dividends paid of $17.4 million, an increase of 6.1%
•	Average price of $1,304 per gold ounce, a decrease of 1.9%

“We delivered another solid quarter with several positive developments in our portfolio,” commented Tony Jensen, President and CEO.  “Most notably, we were pleased that amendments were granted to the Mount Milligan environmental assessment certificate that should relieve water supply constraints on mill operations, which Centerra expects to return to full capacity starting mid-May.  We were also pleased to see that improvements at Rainy River continued, with mill availability increasing to 89% and gold recovery at 90% for the quarter.”

“In February, we announced an agreement to acquire a silver stream on the Khoemacau Copper Project in Botswana.  This is a high-quality and long-life development project that will fit nicely into our portfolio and add another component of growth to our portfolio over the next several years.  We expect to fund this acquisition from cash flow or the currently undrawn $1 billion revolving credit facility, which will leave us well positioned with a strong balance sheet as we evaluate more opportunities in what is currently an active business development environment.”

[1]

Operating cash flow for the fiscal third quarter ended March 31, 2018 included a one-time cash refund of a $20.8 million tax receivable from the Servicio de Impuestos Internos, the Chilean tax authority.

[2]

Gold Equivalent Ounces (“GEOs”) are calculated as revenue divided by the average gold price for the same period.  GEOs, net of stream payments, were 69,600 in the third quarter, compared to 71,200 in the prior year third quarter.

Recent Developments

Agreement to Acquire Silver Stream on Khoemacau Copper Project

On February 25, 2019, Royal Gold, through its wholly owned subsidiary RGLD Gold AG, announced the acquisition of a silver stream on the Khoemacau Copper Project (“Khoemacau”) in Botswana with Khoemacau Copper Mining (Pty.) Limited (“KCM”), a wholly owned subsidiary of Cupric Canyon Capital LP (together with all its subsidiaries including KCM, “Cupric”), a private company owned by management and funds advised by Global Natural Resource Investments (“GNRI”).

Khoemacau is an advanced stage copper-silver project.  Cupric has assembled an experienced board, executive team and project team to develop Khoemacau, and has obtained all permits and approvals required for construction to proceed.  Cupric envisions a 21 year mine life, averaging payable production of approximately 62,000 tonnes of copper and 1.9 million ounces of silver per year.  Silver represents approximately 7% of the mine’s anticipated revenues at current metal prices.

Royal Gold will make an advance payment of $212 million for 80% of the silver produced from Khoemacau until certain delivery thresholds are met (the “Silver Stream”), and at Cupric’s option, up to an additional $53 million for up to the remaining 20% of the silver produced (the “Option Stream”).  Royal Gold will pay 20% of the spot silver price for each ounce delivered.  Royal Gold will also make available up to $25 million of subordinated debt towards the end of project development to fund potential cost overruns, subject to various conditions (the “Overrun Facility”).  Cupric’s development plans indicate that Royal Gold could expect average annual silver deliveries of 1.5 million ounces at a stream rate of 80%, or 1.9 million ounces based on a stream rate of 100% if Cupric exercises the entire Option Stream.  Initial deliveries are expected to start in the first half of 2021.

Before accounting for the Silver Stream and Option Stream, Cupric forecasts life of mine by-product C1 plus sustaining capital costs of approximately $1.71 per pound of copper on a by-product basis at a silver price of $16.00 per ounce, placing the operation at approximately the 50th percentile on the global copper cost curve.

Mount Milligan

On February 27, 2019, Centerra Gold Inc. (“Centerra”) announced that it received an amendment to the Mount Milligan environmental assessment certificate that permits access to additional sources of surface water and groundwater.  According to Centerra, Mount Milligan will be permitted to use water at set rates from Philip Lake 1, Rainbow Creek and Meadows Creek until November 30, 2021, as well as water from groundwater sources within a six kilometer radius of the mine for the life of mine.  Mount Milligan reported that it has upgraded its water pumping infrastructure and commenced accessing water from the newly permitted sources at the beginning of April, 2019.  Mill throughput was limited to 32,000 tonnes per operating day in the first calendar quarter of 2019, and has increased slowly as water levels increased in the tailings facility.  Centerra expects mill throughput to be at full capacity of 55,000 tonnes per day starting mid-May as additional water is captured during the pending spring melt, and to remain at that level throughout the remainder of 2019.

With respect to the long-term water supply plan, Centerra continues to work with relevant stakeholders to identify and evaluate water sources for the remainder of the mine life.  Centerra expects formal applications and government review to commence later this calendar year.  Centerra also expects that the long-term source, or sources, should be available after November 2021, for the entire mine life.

For the full calendar year, Centerra continues to expect Mount Milligan’s payable gold production to range from 155,000 to 175,000 ounces, and payable copper production to range from 65 to 75 million pounds.

Rainy River

Improved operating performance at the Rainy River mine, owned and operated by New Gold Inc. (“New Gold”), continued during the quarter.  Quarterly gold production was approximately 62,000 ounces, with full calendar year production guidance of 245,000 to 270,000 ounces.  Although ice buildup in the crushed ore stockpile caused mill throughput to track below the annual target of 22,000 to 24,000 tonnes per day, New Gold reported average mill throughput returned to target levels at the end of the quarter.  Mill availability has been improving and reached a record 89% for the quarter, with 95% achieved in March, despite planned downtime to complete repairs.  Gold recovery also improved, with an average 90% for the quarter.  New Gold expects recovery to continue to improve, and average 90 to 92% for the calendar year.

New Gold is undertaking an optimization study for Rainy River during calendar 2019 with the objective of increasing cash flow generation by focusing on medium and high grade ore.  Potential scenarios for underground development are also being evaluated.  This work is to be completed with an updated mine plan in the fourth quarter of this calendar year.

Subsequent to the end of the quarter, on May 1, 2019, New Gold announced that a buildup of excess water in the tailings facility from snowmelt caused a temporary suspension of milling operations at Rainy River on April 24.  Mining and crushing operations are continuing and ore is being stockpiled during the suspension.  New Gold is managing the excess water and expects full mill operations to resume within five days of the announcement of the suspension depending on precipitation levels over the same period.

Peñasquito

Subsequent to the end of the quarter, on April 29, 2019, Newmont Goldcorp reported a temporary suspension of operations at Peñasquito due to a blockade by a trucking contractor and certain community leaders.  Newmont Goldcorp reported that it is pursuing legal avenues and is working with government authorities to resolve the situation, but did not indicate what effect this suspension is expected to have on calendar 2019 production.

Third Quarter 2019 Overview

Third quarter revenue was $109.8 million compared to $116.0 million in the prior year quarter, with stream revenue totaling $77.8 million and royalty revenue totaling $32.0 million.  The decrease in total revenue for the third quarter compared to the prior year quarter was due to lower average gold, silver and copper prices, as well as lower stream revenue primarily attributable to a decrease in gold and copper sales at Mount Milligan.  The lower stream sales at Mount Milligan were partially offset by higher gold and silver sales at Pueblo Viejo and higher gold sales at Andacollo due to timing of deliveries.

Third quarter cost of sales was approximately $19.1 million, compared to $21.3 million in the prior year quarter.  The decrease was primarily due to decreased gold and copper sales from Mount Milligan.  Cost of sales is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

General and administrative expenses decreased to $6.8 million in the third quarter from $8.1 million during the prior year quarter.  The decrease during the current period was primarily due to lower legal costs resulting from settlement of the Voisey’s Bay royalty calculation dispute.

On July 1, 2018, the Company adopted new Accounting Standards Update guidance which impacts how changes in fair value of equity securities are recognized at each reporting period.  As a result, for the three months ended March 31, 2019, the Company recognized a gain of $1.8 million on changes in fair value of equity securities related to the holdings in Contango ORE, Inc. and Rubicon Minerals Corporation.  The new guidance will increase earnings volatility at each reporting period.

The Company recognized a third quarter income tax expense of $9.4 million, compared to a benefit of $45.9 million during the prior year quarter, which resulted in an effective tax rate for the third quarter of 24.7% compared to 22.9% for the prior year quarter.  The increase in the effective tax rate was primarily related to lower discrete benefits recorded in the current quarter as compared to the prior year quarter, which included a tax benefit related to impairment charges.

As of March 31, 2019, the Company had current assets of $265.4 million compared to current liabilities of $49.3 million, resulting in working capital of $216.1 million.  This compares to current assets of $125.8 million and current liabilities of $51.4 million at June 30, 2018, resulting in working capital of $74.4 million.

During the third quarter, liquidity needs were met from $90.7 million in net revenue and available cash resources.  As of March 31, 2019, the Company had no amounts outstanding and the full
$1 billion available under its revolving credit facility.  Working capital, combined with the Company’s undrawn revolving credit facility, resulted in approximately $1.2 billion of total liquidity as of March 31, 2019.

In June 2012, the Company completed an offering of $370 million aggregate principal amount of 2.875% convertible senior notes due 2019 (“2019 Notes”).  The 2019 Notes mature on June 15,

2019, and the Company will settle the principal amount of each 2019 Note in cash and settle any excess conversion value in shares, plus cash in lieu of fractional shares.

Third quarter cash flow from operations was $77.4 million, compared to $104.6 million in the prior year quarter.  The decrease over the prior year quarter was primarily due to lower proceeds received in the current quarter of $7.0 million from stream and royalty interests, net of production taxes and cost of sales, and the receipt of an income tax receivable from a foreign taxing authority of $20.8 million in the prior year quarter.

Property Highlights

A summary of third quarter and historical production reported by operators of the Company’s principal stream and royalty properties can be found on Tables 1 and 2.  Calendar year 2019 operator production estimates for these properties compared to actual production at those properties through March 31, 2019 can be found on Table 3.  Results of the streaming business for the third quarter, compared to the prior year quarter, can be found on Table 4.  Highlights at certain of the Company’s principal producing and development properties during the third quarter, compared to the prior year quarter, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests.  As of March 31, 2019, the Company owns interests on 191 properties on five continents, including interests on 43 producing mines and 17 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker

Director, Business Development

(720) 554-6995

Note:  Management’s conference call reviewing the third quarter results will be held on Thursday, May 2, 2019, at noon Eastern Time (10:00 a.m. Mountain Time).  The call will be webcast and archived on the Company’s website for a limited time.

Third Quarter Earnings Call Information:

Dial-In Numbers:	855-209-8260 (U.S.); toll free
855-669-9657 (Canada); toll free
412-542-4106 (International)
Conference Title:	Royal Gold
Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about solid quarterly results and positive portfolio developments; the Khoemacau Copper Project, including the new silver stream fitting into the Company’s portfolio and adding growth, funding for advance payments, being well-positioned to evaluate opportunities in an active business development environment, mine life, average annual payable copper and silver production, silver contribution to mine revenue, expected initial and annual silver deliveries and life of mine cash and capital costs; Mount Milligan, including permit amendments allowing near- and long-term access to additional surface and groundwater, expectations for mill operations returning to full capacity and average mill throughput through 2019, work to secure water sources for the life of the mine and expected gold and copper production through 2019; Rainy River, including continued operating improvements, expectations for improved recoveries at expected rates, and results of studies to increase cash flow generation, evaluations of underground development, completing an updated mine plan and expectations to resume full mill operations after suspension; effect of production suspension at Peñasquito; the Peak Gold Project, including efforts to identify options with respect to the Company’s interests; potential future earnings volatility caused by accounting guidance on recognition of changes in equity securities fair value; changes in taxes and tax rates; expectations to settle the Company’s 2019 Notes primarily in cash from the revolving credit facility; and operators’ estimated and actual production for calendar year 2019 and future years, and their estimates of reserves and mineralized material.  Net gold and metal reserves attributable to Royal Gold’s stream, royalty and other interests are subject to certain assumptions and, like reserves, do not reflect actual ounces that will be produced.  Like any stream, royalty or similar interest on a non-producing or not-yet-in-development project, our interests on development projects are subject to certain risks, such as the ability of the operators to bring the projects into production and operate in accordance with their feasibility studies or other technical studies and mine plans, and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of payments.  In addition, many of our interests are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Factors that could cause actual results to differ materially from projections include, among others:  precious metals, copper and nickel prices; performance of and production at the Company's stream and royalty properties; the ability of operators to finance project construction to completion and bring projects into production as expected, including development stage mining properties, mine and mill expansion projects and other development and construction projects; operators’ delays in securing or inability to secure or maintain necessary governmental permits; decisions and activities of the operators of the Company's stream and royalty properties; unanticipated grade, environmental, geological, seismic, metallurgical, processing, liquidity or other problems the operators of the Company’s stream and royalty properties may encounter; operators’ inability to access sufficient raw materials, water or power; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s stream and royalty properties; contests to the Company’s stream and royalty interests and title and other defects in the properties where the Company holds stream and royalty interests; errors or disputes in calculating stream deliveries and royalty payments, or deliveries or payments not made in accordance with stream and royalty agreements; economic and market conditions; changes in laws governing the Company and its stream and royalty interests or the operators of the properties subject to such interests, and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information:   Certain information provided in this press release, including production estimates for calendar 2019, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission.  Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project mine life, average annual payable copper and silver production, silver contribution to mine revenue, cost information and initial deliveries of silver under the streaming agreement was provided to the Company by Cupric Canyon Capital L.P., the privately-held owner and developer of Khoemacau.  Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties.  Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

Third Quarter Fiscal 2019

Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz. and lbs.)

		Three Months Ended			Three Months Ended
		March 31, 2019			March 31, 2018
			Reported			Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue	Production(1)
Stream:
Mount Milligan		$26,938			$47,807
	Gold		15,200	oz.		25,800	oz.
	Copper		2.6	Mlbs.		4.3	Mlbs.
Pueblo Viejo		$20,787			$15,734
	Gold		10,400	oz.		8,500	oz.
	Silver		469,000	oz.		260,800	oz.
Andacollo	Gold	$15,638	12,000	oz.	$7,186	5,400	oz.
Wassa and Prestea	Gold	$7,328	5,600	oz.	$8,350	6,300	oz.
Other(2)		$7,074			$3,902
	Gold		5,000	oz.		2,800	oz.
	Silver		40,800	oz.		11,100	oz.
Total stream revenue		$77,765			$82,979

Royalty:
Peñasquito		$4,465			$6,452
	Gold		37,300	oz.		91,200	oz.
	Silver		4.9	Moz.		5.0	Moz.
	Lead		34.5	Mlbs.		26.0	Mlbs.
	Zinc		72.8	Mlbs.		88.0	Mlbs.
Cortez	Gold	$4,127	32,700	oz.	$1,901	18,900	oz.
Other(2)	Various	$23,421	N/A		$24,651	N/A
Total royalty revenue		$32,013			$33,004
Total Revenue		$109,778			$115,983

		Nine Months Ended			Nine Months Ended
		March 31, 2019			March 31, 2018
			Reported			Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue	Production(1)
Stream:
Mount Milligan		$63,954			$101,390
	Gold		38,500	oz.		57,100	oz.
	Copper		5.8	Mlbs.		8.7	Mlbs.
Pueblo Viejo		$58,504			$67,492
	Gold		28,500	oz.		35,900	oz.
	Silver		1.5	Moz.		1.3	Moz.
Andacollo	Gold	$51,016	40,900	oz.	$41,124	32,100	oz.
Wassa and Prestea	Gold	$24,939	20,000	oz.	$26,049	20,200	oz.
Other(2)		$17,067			$4,973
	Gold		12,300	oz.		3,600	oz.
	Silver		108,300	oz.		11,100	oz.
Total stream revenue		$215,480			$241,028

Royalty:
Peñasquito		$12,763			$20,439
	Gold		141,000	oz.		296,200	oz.
	Silver		14.1	Moz.		15.9	Moz.
	Lead		100.4	Mlbs.		95.5	Mlbs.
	Zinc		220.1	Mlbs.		274.8	Mlbs.
Cortez	Gold	$7,066	59,700	oz.	$7,823	73,800	oz.
Other(2)	Various	$72,053	N/A		$73,517	N/A
Total royalty revenue		$91,882			$101,779
Total revenue		$307,362			$342,807

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended[1]
Property	Operator	Stream/Royalty	Metal(s)	Mar. 31, 2019		Dec. 31, 2018		Sep. 30, 2018		Jun. 30, 2018		Mar. 31, 2018
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	15,200	oz.	17,700	oz.	5,500	oz.	20,700	oz.	25,800	oz.
		18.75% of payable copper	Copper	2.6	Mlbs.	2.4	Mlbs.	.8	Mlbs.	1.6	Mlbs.	4.3	Mlbs.
Pueblo Viejo	Barrick (60%)	7.5% of gold produced up to 990,000 ounces; 3.75% thereafter	Gold	10,400	oz.	8,900	oz.	9,200	oz.	13,200	oz.	8,500	oz.
		75% of payable silver up to 50 million ounces; 37.5% thereafter	Silver	469,000	oz.	509,500	oz.	540,200	oz.	616,300	oz.	260,800	oz.
Andacollo	Teck	100% of gold produced	Gold	12,000	oz.	6,200	oz.	22,700	oz.	12,400	oz.	5,400	oz.
Wassa and Prestea	Golden Star	10.5% of gold produced up to 240,000 ounces; 5.5% thereafter	Gold	5,600	oz.	7,800	oz.	6,500	oz.	2,800	oz.	6,300	oz.

Royalty:
Peñasquito	Newmont Goldcorp	2.0% NSR
			Gold	37,300	oz.	53,400	oz.	50,300	oz.	79,600	oz.	91,200	oz.
			Silver	4.9	Moz.	5.0	Moz.	4.2	Moz.	5.0	Moz.	5.0	Moz.
			Lead	34.5	Mlbs.	36.1	Mlbs.	29.9	Mlbs.	26.6	Mlbs.	26.0	Mlbs.
			Zinc	72.8	Mlbs.	83.1	Mlbs.	64.2	Mlbs.	73.7	Mlbs.	88.0	Mlbs.
Cortez	Barrick	GSR1, GSR2, GSR3, NVR1	Gold	32,700	oz.	19,900	oz.	7,000	oz.	3,900	oz.	18,900	oz.

FOOTNOTES

Tables 1 and 2

[1]

Reported production for stream interests relates to the Company’s actual metal sales, and for royalty interests relates to the amount of metal sales that are subject to the Company’s royalty interests for the stated period as reported to the Company by operators of the mines.

[2]

Individually, no stream or royalty included within the “Other” category contributed greater than 5% of the Company’s total revenue for either period, except Rainy River for the nine months ended March 31, 2019.  The “Other” category for streams is the Rainy River gold and silver stream.

TABLE 3

Calendar 2019 Operator’s Production Estimate vs Actual Production

	Calendar 2019 Operator’s Production			Calendar 2019 Operator’s Production
	Estimate(1)			Actual(2,3)
	Gold	Silver	Base Metals	Gold	Silver	Base Metals
Stream/Royalty	(oz.)	(oz.)	(lbs.)	(oz.)	(oz.)	(lbs.)
Stream:
Andacollo(4)	62,000			13,200
Mount Milligan(5)	155,000 - 175,000			33,300
Copper			65 - 75 million			11.4 million
Pueblo Viejo(6)	550,000 - 600,000	N/A		148,000	N/A
Wassa and Prestea(7)	220,000 - 240,000			N/A
Royalty:
Cortez GSR1	102,000			28,500
Cortez GSR2	98,000			4,100
Cortez GSR3	199,000			32,600
Cortez NVR1	168,200			30,700
Peñasquito(8)	370,000 - 400,000	N/A		N/A	N/A
Lead			240 - 290 million			N/A
Zinc			390 - 450 million			N/A

[1]

Production estimates received from the operators are for calendar 2019.  There can be no assurance that production estimates received from the operators will be achieved.  Please refer to the cautionary language regarding forward-looking statements and the statement regarding third party information contained in this press release, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Fiscal 2019 Form 10-K for information regarding factors that could affect actual results.

[2]

Actual production figures shown are from the operators and cover the period January 1, 2019 through March 31, 2019, except for Wassa and Prestea, and Peñasquito, which are not available at the date of this press release.

[3]

Actual production figures for Cortez are based on information provided to the Company by Barrick, and actual production figures for Andacollo, Mount Milligan and Pueblo Viejo are the publicly reported figures of the operators of those properties.

[4]	The estimated and actual production figures shown for Andacollo are contained gold in concentrate.
[5]	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.
[6]

The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent Barrick’s 60% interest gold produced from Pueblo Viejo.  The operator did not provide estimated silver production.

[7]	The estimated gold production figures shown for Wassa and Prestea are payable gold in doré.
[8]

The estimated gold production figures shown for Peñasquito are payable gold in concentrate and doré.  The estimated lead and zinc production figures shown are payable lead and zinc from concentrate.  The operator did not provide estimated silver production.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2019		March 31, 2018		March 31, 2019	June 30, 2018
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Mount Milligan	23,100	15,200	27,400	25,800	7,900	300
Pueblo Viejo	12,400	10,400	13,200	8,500	12,400	9,200
Andacollo	9,900	12,000	10,000	5,400	2,400	7,400
Wassa and Prestea	5,800	5,600	6,800	6,300	900	3,900
Rainy River	4,400	5,000	2,900	2,800	1,000	800
Total	55,600	48,200	60,300	48,800	24,600	21,600

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2019		March 31, 2018		March 31, 2019	June 30, 2018
Silver Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	553,000	469,000	616,300	260,800	553,000	540,200
Rainy River	35,700	40,800	41,800	11,100	36,600	32,300
Total	588,700	509,800	658,100	271,900	589,600	572,500

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2019		March 31, 2018		March 31, 2019	June 30, 2018
Copper Stream	Purchases (Mlbs.)	Sales (Mlbs.)	Purchases (Mlbs.)	Sales (Mlbs.)	Inventory (Mlbs.)	Inventory (Mlbs.)
Mount Milligan	2.5	2.6	3.4	4.3	0.8	—

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2019		March 31, 2018		March 31, 2019	June 30, 2018
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Mount Milligan	46,100	38,500	63,800	57,100	7,900	300
Andacollo	35,900	41,000	36,500	32,100	2,400	7,400
Pueblo Viejo	31,700	28,500	36,300	35,900	12,400	9,200
Wassa and Prestea	17,000	20,000	20,200	20,200	900	3,900
Rainy River	12,500	12,300	3,900	3,600	1,000	800
Total	143,200	140,300	160,700	148,900	24,600	21,600

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2019		March 31, 2018		March 31, 2019	June 30, 2018
Silver Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	1,531,400	1,518,700	1,346,500	1,267,000	553,000	540,200
Rainy River	112,600	108,300	53,700	11,100	36,600	32,300
Total	1,644,000	1,627,000	1,400,200	1,278,100	589,600	572,500

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2019		March 31, 2018		March 31, 2019	June 30, 2018
Copper Stream	Purchases (Mlbs.)	Sales (Mlbs.)	Purchases (Mlbs.)	Sales (Mlbs.)	Inventory (Mlbs.)	Inventory (Mlbs.)
Mount Milligan	6.6	5.8	8.7	8.7	0.8	—

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	March 31, 2019	June 30, 2018
ASSETS
Cash and equivalents	$215,996	$88,750
Royalty receivables	27,554	26,356
Income tax receivable	8,790	40
Stream inventory	12,413	9,311
Prepaid expenses and other	602	1,350
Total current assets	265,355	125,807
Stream and royalty interests, net	2,381,592	2,501,117
Other assets	52,438	55,092
Total assets	$2,699,385	$2,682,016

LIABILITIES
Accounts payable	$5,005	$9,090
Dividends payable	17,361	16,375
Income tax payable	16,251	18,253
Withholding taxes payable	2,861	3,254
Other current liabilities	7,786	4,411
Total current liabilities	49,264	51,383
Debt	362,915	351,027
Deferred tax liabilities	90,321	91,147
Uncertain tax positions	36,524	33,394
Other long-term liabilities	—	13,796
Total liabilities	539,024	540,747
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,400,304 and 65,360,041 shares outstanding, respectively	654	654
Additional paid-in capital	2,199,349	2,192,612
Accumulated other comprehensive loss	—	(1,201)
Accumulated losses	(74,563)	(89,898)
Total Royal Gold stockholders’ equity	2,125,440	2,102,167
Non-controlling interests	34,921	39,102
Total equity	2,160,361	2,141,269
Total liabilities and equity	$2,699,385	$2,682,016

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	For The Three Months Ended		For The Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2019	2018	2019	2018
Revenue	$109,778	$115,983	$307,362	$342,807

Costs and expenses
Cost of sales	19,075	21,345	53,764	61,627
General and administrative	6,798	8,100	24,147	24,555
Production taxes	1,006	423	3,206	1,568
Exploration costs	330	536	5,534	5,098
Depreciation, depletion and amortization	39,368	39,679	120,726	121,380
Impairment of royalty interests	—	239,364	—	239,364
Total costs and expenses	66,577	309,447	207,377	453,592

Operating income (loss)	43,201	(193,464)	99,985	(110,785)

Fair value changes in equity securities	1,781	—	(3,318)	—
Interest and other income	499	1,781	1,089	3,416
Interest and other expense	(7,499)	(8,294)	(22,786)	(25,946)
Income (loss) before income taxes	37,982	(199,977)	74,970	(133,315)

Income tax (expense) benefit	(9,388)	45,859	(11,355)	(10,044)
Net income (loss)	28,594	(154,118)	63,615	(143,359)
Net loss attributable to non-controlling interests	178	468	3,753	3,573
Net income (loss) attributable to Royal Gold common stockholders	$28,772	$(153,650)	$67,368	$(139,786)

Net income (loss)	$28,594	$(154,118)	$63,615	$(143,359)
Adjustments to comprehensive income (loss), net of tax
Unrealized change in market value of available-for-sale securities	—	(666)	—	(858)
Comprehensive income (loss)	28,594	(154,784)	63,615	(144,217)
Comprehensive loss attributable to non-controlling interests	178	468	3,753	3,573
Comprehensive income (loss) attributable to Royal Gold stockholders	$28,772	$(154,316)	$67,368	$(140,644)

Net income (loss) per share available to Royal Gold common stockholders:

Basic earnings (loss) per share	$0.44	$(2.35)	$1.03	$(2.14)
Basic weighted average shares outstanding	65,398,369	65,307,324	65,389,499	65,283,019
Diluted earnings (loss) per share	$0.44	$(2.35)	$1.03	$(2.14)
Diluted weighted average shares outstanding	65,515,234	65,307,324	65,494,902	65,283,019
Cash dividends declared per common share	$0.265	$0.25	$0.78	$0.74

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	For The Three Months Ended		For The Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$28,596	$(154,120)	$63,615	$(143,359)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation, depletion and amortization	39,368	39,680	120,726	121,380
Amortization of debt discount and issuance costs	4,018	3,787	11,882	11,200
Non-cash employee stock compensation expense	1,441	1,564	5,510	5,958
Fair value changes in equity securities	(1,781)	—	3,318	—
Deferred tax benefit	(5,022)	(60,541)	(5,329)	(31,583)
Impairment of royalty interests	—	239,364	—	239,364
Other	—	(41)	—	(199)
Changes in assets and liabilities:
Royalty receivables	(1,895)	1,490	(1,198)	(909)
Stream inventory	(4,458)	(5,340)	(3,102)	(4,816)
Income tax receivable	4,003	26,217	(8,750)	21,020
Prepaid expenses and other assets	169	3,552	2,474	3,224
Accounts payable	2,700	719	(4,326)	(939)
Income tax payable	5,512	(2,666)	(2,002)	6,779
Withholding taxes payable	513	201	(393)	227
Uncertain tax positions	933	6,429	3,130	10,989
Other liabilities	3,344	4,280	(4,646)	13,473
Net cash provided by operating activities	$77,441	$104,575	$180,909	$251,809

Cash flows from investing activities:
Acquisition of stream and royalty interests	(1,000)	(1,012)	(1,055)	(1,012)
Purchase of equity securities	(4)	—	(3,573)	—
Other	(70)	(1,157)	(157)	(1,251)
Net cash used in investing activities	$(1,074)	$(2,169)	$(4,785)	$(2,263)

Cash flows from financing activities:
Repayment of revolving credit facility	—	(75,000)	—	(175,000)
Net payments from issuance of common stock	235	39	(1,982)	(3,502)
Common stock dividends	(17,360)	(16,364)	(50,114)	(47,755)
Contributions from non-controlling interest	420	—	3,210	—
Other	(202)	163	8	240
Net cash used in financing activities	$(16,907)	$(91,162)	$(48,878)	$(226,017)
Net increase in cash and equivalents	59,460	11,244	127,246	23,529
Cash and equivalents at beginning of period	156,536	98,132	88,750	85,847
Cash and equivalents at end of period	$215,996	$109,376	$215,996	$109,376